Exhibit 10.23
Community Bank of Tri-County
Salary Continuation Agreement

SECOND AMENDMENT
TO THE
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
DATED AUGUST 21, 2006
AND AMENDED APRIL 13, 2007
FOR
WILLIAM J. PASENELLI
     THIS SECOND AMENDMENT is adopted this 30th day of December, 2007, by and between Community Bank of Tri-County, a state-chartered commercial bank located in Waldorf, Maryland (the “Company”) and William J. Pasenelli (the “Executive”).
     The Company and the Executive executed the Salary Continuation Agreement on August 21, 2006 effective January 1, 2006 and a First Amendment on April 13, 2007 (the “Agreement”).
     The undersigned hereby amend the Agreement for the purpose of changing the Change in Control definition and updating the plan termination provision. Therefore, the following changes shall be made:
     Section 1.4 of the Agreement shall be deleted in its entirety and replaced with the following:
1.4	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.
     Section 8.3 of the Agreement shall be deleted in its entirety and replaced with the following:
8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Company terminates this Agreement in the following circumstances:
(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which

Community Bank of Tri-County
Salary Continuation Agreement

the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Company may distribute the amount which the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
     IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Second Amendment.

Executive:	Community Bank of Tri-County

/s/ William J. Pasenelli	By	/s/ Michael L. Middleton

William J. Pasenelli		Title	President

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